SCHEDULE 14C INFORMATION

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Counterpath Solutions, Inc.

(Name of Registrant as Specified in Charter)

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SCHEDULE 14C INFORMATION STATEMENT

Pursuant to Regulation 14C of the Securities Exchange Act

of 1934 as amended

Counterpath Solutions, Inc.

3rd Floor, One Bentall Centre, 505 Burrard Street,

Vancouver, British Columbia, Canada V7X 1M3

To the Stockholders of Counterpath Solutions, Inc.:

Notice is hereby given to holders of common stock of Counterpath Solutions, Inc., a Nevada corporation that the board of directors of our company have approved an amendment (the “Amendment”) to our Articles of Incorporation (the “Articles”) to create 100,000,000 preferred shares in the capital of our company (the “Preferred Shares”).

Our board of directors unanimously ratified and approved the Amendment to our Articles on June 14, 2007.

Subsequent to our board of directors’ approval of the Amendment, the holders of the majority of the outstanding shares of our company gave us their written consent to the Amendment to our Articles on June 20, 2007. Therefore, following the expiration of the twenty-day (20) period mandated by Rule 14c and the provisions of Chapter 78 of the Nevada Revised Statutes, our company will file Articles of Amendment to amend our Articles to give effect to the Amendment. We will not file the Articles of Amendment to our Articles until at least twenty (20) days after the filing and mailing of this Information Statement.

The proposed Articles of Amendment to our Articles are attached hereto as Schedule A. The Articles of Amendment will become effective when they are filed with the Nevada Secretary of State. We anticipate that such filing will occur twenty (20) days after this Information Statement is first mailed to our shareholders.

The entire cost of furnishing this Information Statement will be borne by our company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held of record by them.

Our board of directors fixed the close of business on June 8, 2007 as the record date for the determination of shareholders who are entitled to receive this Information Statement. There were 37,940,983 shares of our common stock issued and outstanding on June 8, 2007. We anticipate that this Information Statement will be mailed on or about July 19, 2007 to all shareholders of record as of the record date.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT TO OUR ARTICLES.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, since May 1, 2006, being the commencement of our last completed financial year, none of the following persons have had any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our company;
2.	any proposed nominee for election as a director of our company; and
3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled "Principal Shareholders and Security Ownership of Management". To our knowledge, no director has advised that he intends to oppose the Amendment, as more particularly described herein.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Beneficial Ownership

As used in this section, the term “beneficial ownership” with respect to a security is defined by Regulation 228.403 under the Securities Exchange Act of 1934, as amended, as consisting of: (1) any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power (which includes the power to vote, or to direct the voting of such security) or investment power (which includes the power to dispose, or to direct the disposition of, such security); and (2) any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership.

As of the record date, June 8, 2007, we had a total of 37,940,983 shares of common stock ($0.001 par value per share) issued and outstanding.

The following table sets forth, as of June 8, 2007, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Position Held With The Company	Amount and Nature of Beneficial Owner(1)	Percentage of Class(2)
Mark Bruk Suite 302, 738 Broughton Street Vancouver, British Columbia Canada V6G 3A7	Chief Executive Officer, Chairman and Director	6,106,738(3)	16.1%

Donovan Jones 3124 Tide Place Coquitlam, British Columbia Canada V3C 2G7	President and Chief Operating Officer	670,688(4)	1.8%
Jason Fischl 415A Lily Street San Francisco, California United States 94102	Chief Technical Officer	675,313(5)	1.8%
Larry Timlick 4750 The Glen West Vancouver, British Columbia Canada V7S 3C3	Director	145,833(6)	*
Chris Cooper 5410 - 4A Avenue Tsawwassen, British Columbia Canada V4M 1H7	Director	145,833(7)	*
David Karp 3780 Bayridge Avenue West Vancouver, BC V7V 3J2	Chief Financial Officer, Treasurer and Secretary	275,000(8)	*
Steven Bruk 3790 Southridge Avenue West Vancouver, BC, Canada V7V 3J1	N/A	16,232,344	42.8%
Directors and Executive Officers as a Group		8,019,404	21.1%
*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 8, 2007 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)

Percentage based on 37,940,983 shares of common stock outstanding on June 8, 2007, including shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 8, 2007 which are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3)

Includes 670,938 shares subject to vested stock options of a total of 1,695,000 shares subject to stock options issued on January 10, 2006 and held by Mr. Bruk that will be vested within 60 days of June 8, 2007, and are exercisable at a price of $0.39 per common share, expiring on January 10, 2011.

(4)

The 670,688 common shares held by Mr. Jones consist of vested options that are exercisable within 60 days of June 8, 2007, including 412,500 stock options issued on June 1, 2005 and repriced on October 10, 2005 that are exercisable at $0.39 per share until October 10, 2010, 46,313 stock options issued on January 10, 2006 that are exercisable at $0.39 until January 10, 2016 and 211,875 stock options issued on May 23, 2006 that are exercisable at $0.61 until May 23, 2016.

(5)

The 675,313 common shares held by Mr. Fischl consist of vested options that are exercisable within 60 days of June 8, 2007, including 550,000 stock options issued on June 1, 2005 and repriced on October 10, 2005 that are exercisable at $0.39 per share until October 10, 2010, 61,750 stock options issued on January 10, 2006 that are exercisable at $0.39 until January 10, 2016 and 63,563 stock options issued on May 23, 2006 that are exercisable at $0.61 until May 23, 2016.

(6)

Includes 145,833 shares subject to vested stock options of a total of 200,000 shares subject to stock options issued on September 7, 2005 and repriced on January 10, 2006 which are held by Mr. Timlick that will be vested within 60 days of June 8, 2007, and are exercisable at a price of $0.39 per common share, expiring on January 10, 2011.

(7)

Includes 145,833 shares subject to vested stock options of a total of 200,000 shares subject to stock options issued on September 7, 2005 and repriced on January 10, 2006 which are held by Mr. Cooper that will be vested within 60 days of June 8, 2007, and are exercisable at a price of $0.39 per common share, expiring on January 10, 2011.

(8)

Includes 275,000 shares subject to vested stock options of a total of 1,250,000 shares subject to stock options issued on September 7, 2006 and held by Mr. Karp that will be vested within 60 days of June 8, 2007, and are exercisable at a price of $0.43 per common share, expiring on September 7, 2016.

DESCRIPTION OF THE COMPANY

We were incorporated under the laws of the State of Nevada on April 18, 2003.  Following incorporation, we commenced the business of operating an entertainment advertising website.

On April 30, 2004, we changed our business following the merger of our company with Xten Networks, Inc., a private Nevada company.  Xten Networks was incorporated under the laws of the State of Nevada on October 28, 2002.  As a result of the merger, we acquired all of the 9,000,000 issued and outstanding shares in Xten Networks in exchange for agreeing to issue 18,000,000 shares of our common stock to the stockholders of Xten Networks. The stockholders of Xten Networks were entitled to receive two shares of our common stock for each one share of Xten Networks.

On August 26, 2005, we entered into an agreement and plan of merger with Ineen, Inc., our wholly-owned subsidiary, whereby Ineen merged with and into our company, with our company carrying on as the surviving corporation under the name CounterPath Solutions, Inc.

Our business focuses on the design, development and sale of multimedia application software.  Our software applications are based on session initiation protocol (SIP) which is the recognized standard for interactive end points that involve multimedia elements such as voice, video, instant messaging, presence (the ability to monitor a person's availability), online games and virtual reality. Users of our software in combination with voice over internet protocol (VoIP) service are able to communicate and make voice and video calls from a device running our software. Our software has been designed to run in multiple operating environments such as Windows 2000, Windows XP, Mac OS X, Linux and Windows Mobile 5 (used for personal digital assistants or PDA's).

We are focused on the development of technology that takes advantage of the market known as the voice over internet protocol (VoIP) market. Voice over internet protocol (VoIP) is a general term for technologies that use internet protocol for transmission of packets of data which include voice, video, text, fax, and other forms of information that have traditionally been carried over the dedicated circuit-switched connections of the public switched telephone network (PSTN). General industry and analyst consensus shows that the voice over internet protocol (VoIP) market is being adopted by the public and growing at a considerable rate. Our strategy is to sell our software to our customers to allow such customers to deliver session initiation protocol (SIP) and voice over internet protocol (VoIP) services.  Customers that we are targeting include large global incumbent telecom providers, cable carriers, large equipment providers, internet telephone service providers (ITSP's) and content providers.  Our software enables voice communication from the end user through the network to another end user and enables the service provider to deliver other streaming content to end users such as video, radio or the weather.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table and text sets forth the names and ages of all directors, executive officers and significant employees of the company as of the record date. All of the directors serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Subject to any applicable employment agreement, executive officers serve at the discretion of the board of directors, and are appointed to serve until the first board of directors meeting following the annual meeting of shareholders. Also provided is a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Directors, executive officers and other significant employees:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Mark Bruk	Chief Executive Officer, Chairman and Director	48	April 27, 2004
Donovan Jones	President, Chief Operating Officer and Director	38	April 24, 2006 June 1, 2007
Jason Fischl	Chief Technical Officer	38	August 29, 2005
Larry Timlick	Director	50	June 17, 2005
Chris Cooper	Director	38	August 17, 2005
David Karp	Chief Financial Officer, Treasurer and Secretary	42	September 7, 2006

The backgrounds and experience of our directors, executive officers and other significant employees are as follows:

Mark Bruk, Chairman, Chief Executive Officer and Director

Mr. Bruk has been involved primarily in software development over the past 20 years. More recently he was the founder and Chief Executive Officer of eduverse.com, a company whose shares are registered with the Securities and Exchange Commission and which are quoted on the OTC Bulletin Board. At eduverse.com, Mr. Bruk had overall control of the company's development and direction, and also managed operations in Asia. eduverse.com signed agreements with the Ministry of Education, China, the Ministry of Education, Malaysia, the Ministry of University Affairs, Thailand, AOL, StarTV, Sina, ZapMe, Acer, eHola, The Star (Malaysia), and Procter and Gamble Manufacturing (Thailand) Co., Ltd. Prior to founding eduverse.com, Mr. Bruk served as Vice President of applications and subsequently Vice President of research & development for InMedia Presentations, Inc., a multimedia software company (InMedia). Under Mr. Bruk's initiative and management, InMedia developed the world's first web-based

100% pure HTML slide show player and also the world's first 100% pure Java slide show player. InMedia's software was bundled with digital cameras manufactured by Casio, Nikon, Olympus and Kodak.

Donovan Jones, President, Chief Operating Officer and Director

Mr. Jones leads global Sales, Marketing, Development and Operations activities and is responsible for strategic and financial initiatives to drive our overall growth. Donovan comes to us from a boutique Investment Banking firm where he was responsible for sourcing and executing transactions for mid-market private companies. Prior to this during eight years with TELUS Communications, Canada's second largest Telecommunications company with over $5.9 billion in revenue and 24,000 employees, Mr. Jones held increasingly senior positions in Corporate Development and Client Solutions, which had him involved in planning and executing a series of merger, acquisition and divestiture activities in the Telecommunications, Application Development and Data Network Integration space. Additionally, Mr. Jones was involved the strategic planning process for businesses focused on Application and Web Development, Hosting, Human Resources, Supply Operations and Sales Efficiency; Mr. Jones' efforts with TELUS culminated in his position of Director/Chief Operating Officer Marketing with P&L responsibility for a $168 million business unit focused on the selling, implementing and management of Enterprise voice, data and IP infrastructure. Previous to this Mr. Jones has consulted on strategy, process improvement, human resource strategy, and funding for several software and high technology companies. Mr. Jones holds a Masters in Business Administration from the University of Calgary and an Economics degree from the University of Alberta.

Jason Fischl, Chief Technical Officer

Mr. Fischl leads the expansion of our portfolio of softphones and SDKs; drives the strategic direction for product planning and architecture; and has the responsibility of providing technical and solution leadership to our customers. Before joining our company, Mr. Fischl was a founder of the consulting firm SIP Edge, which provides SIP/VoIP client/server architecture and implementation consulting. Prior to co-founding SIP Edge, he was a founder and the CTO of PurpleComm, Inc., which has operations in Taipei, Beijing, Shanghai, and Santa Clara. PurpleComm, under the brand TelTel, is a SIP service provider offering residential VoIP, presence and Instant Messaging services to users around the world, with a primary focus on the Asian marketplace. TelTel launched in July 2004 and rapidly grew to over 1 million subscribers, making it the largest SIP deployment in the world. Prior to co-founding PurpleComm, he was a founder and CTO of Cathay Networks, which developed a SIP-based IP Centrex system. Mr. Fischl is also one of the founding board members of both SIPfoundry and Vovida.org. In 2002, he helped found the reSIProcate open source SIP stack project and has been one of its key contributors.

Larry Timlick, Director

Mr. Timlick has extensive knowledge of the enterprise and service provider markets with over 22 years of technical sales and management experience, of which the last 13 years was with Cisco Systems Canada (1991-2004). Mr. Timlick was responsible for developing a sales region for Telus, a major telecommunications carrier in Canada, which was named Region of the Year, Americas International FY 2004. Under his leadership in this region, sales and technical teams increased accounts from $25 million to over $115 million in two years. Mr. Timlick gained many accomplishments with Cisco Systems, including: Top Americas International Performer – Regional Manager FY 2000; Highest Regional Percentage of Goal – Americas International FY 2000; Top Canadian Regional Performance FY 2001 – Western Region Service Providers; and Top Customer Satisfaction Americas International FY 2002. As the first Cisco Systems employee in Western Canada, Mr. Timlick expanded the business and opened offices in Vancouver, Calgary, Edmonton, Regina and Winnipeg. Mr. Timlick has also held management positions with AT&T Canada and Telex/Tulsa Computer Products. He has also completed numerous courses ranging from sales training, sales manager training, senior leadership and coaching.

Chris Cooper, Director

Mr. Cooper has eight years of experience in management and finance in the oil and gas industry. Over the past eight years Mr. Cooper has successfully raised over $59 million dollars primarily through brokered and non-brokered equity issues as well as debt financing. Mr. Cooper is currently the President, Chief Executive Officer and founder of Northern Sun Exploration Company Inc., a junior oil and gas producer with over 500 boepd (barrels of oil equivalent per day). Mr. Cooper co-founded Choice Resources Corp., an intermediate oil and gas producer with over 1,400 boepd, and remains as a director of Choice. He is a co-founder and member of the board of directors of Watch Resources Ltd., a public gas producer in a joint venture with the Fishing Lake Métis Settlement in northern Alberta, as well as a co-founder and current board member of Banks Energy Inc., a public oil and gas producer in a joint venture with the Poundmaker Cree First Nation of Saskatchewan. He is a former member of the board of directors of Pan-Global Energy, a public oil and gas producer in a joint venture partnership with the Onion Lake First Nation of Saskatchewan. He acted as the Chief Financial Officer and treasurer for Velvet Exploration Ltd. in its start-up phase, and assisted it in raising early stage financing. Mr. Cooper also sits on the board of directors of Healthscreen Solutions Incorporated, a provider of electronic health records software and connectivity solutions that promote efficiency, lower practice costs and improve patient care. Mr. Cooper received his B.A. from Hofstra University and his M.B.A. from Dowling College, both in New York State.

David Karp, Chief Financial Officer, Treasurer and Secretary

Mr. Karp was previously chief financial officer of Chemokine Therapeutics Corp., a Vancouver based, publicly traded biotechnology company where he was instrumental in the company’s successful initial public offering and follow-on financing. In addition to raising over $25 million, Mr. Karp was responsible for treasury and U.S. GAAP reporting, as well as the implementation of internal controls. Prior to this position, Mr. Karp was chief financial officer of Neuro Discovery Inc., a Vancouver based, publicly traded, investment company focused on biotechnology investing.

Mr. Karp brings more than fifteen years of corporate finance and operating experience, including raising hundreds of millions of dollars through equity financings and managing a number of merger and acquisition assignments, while Vice-President, Investment Banking, for BMO Nesbitt Burns, one of North America's leading full-service investment firms, in Vancouver.

Mr. Karp, holds a Bachelor of Science degree in Mechanical Engineering from the University of Waterloo in Ontario, an MBA from the Ivey School of business in London, Ontario, and is a CFA charterholder.

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

MARKET FOR THE COMPANY'S STOCK AND RELATED STOCKHOLDER MATTERS

The closing price of our common stock, as reported by the NASD OTC Bulletin Board on June 8, 2007, was $0.39.

Our common stock is quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board. Our shares of common stock began quotation on March 2, 2004. The following table sets forth, for the periods indicated, the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions as reported by Stockwatch.

Quarter Ended	High	Low
April 30, 2005(1)	$1.46	$0.77
July 31, 2005(2)	$1.01	$0.56
October 31, 2005	$0.76	$0.26
January 31, 2006(3)	$0.74	$0.26
April 30, 2006	$0.93	$0.51
July 31, 2006	$0.69	$0.52
October 31, 2006	$0.59	$0.26
January 31, 2007	$0.46	$0.31
April 30, 2007	$0.41	$0.305

(1)	From April 8, 2004 to May 6, 2004, our stock was quoted under the trading symbol "BROD".

(2)	From May 7, 2004 to September 15, 2006, our stock was quoted under the trading symbol "XNWK".

(3)	Since September 16, 2006, our stock was quoted under the trading symbol "CTPS".

Our shares of common stock are issued in registered form. Pacific Stock Transfer of Suite 240, 500 East Warm Springs Road, Las Vegas, Nevada, 89119 (Telephone: 702.361.3033; Facsimile: 702.433.1979) is the registrar and transfer agent for our shares of common stock.

On June 8, 2007, the shareholders' list of our shares of common stock showed 36 registered shareholders and 37,940,983 shares outstanding.

AMENDMENT TO OUR COMPANY'S ARTICLES

Our Articles authorize the issuance of 415,384,500 shares of common stock, $0.001 par value. On June 14, 2007, our board of directors ratified and approved an amendment to the Articles for the creation of the class of Preferred Shares.

The general purpose and effect of the Amendment to our Articles is the creation of the Preferred Shares. Pursuant to a shareholders’ consent resolution dated June 20, 2007, shareholders holding a majority of our common stock approved the Amendment to alter our authorized share structure to include 100,000,000 Preferred Shares with a par value of $0.001, issuable in one or more series, with the number of shares in, and the special rights or restrictions attached to such series, to be designated by our board of directors.

Our management and board of directors believe that the Amendment to create the class of Preferred Shares issuable in series will benefit our company by allowing greater flexibility. Among other things, management believes that the Amendment will help avoid delays and reduce expenses associated with convening a special meeting to approve alterations to our company’s authorized share structure. This benefit will facilitate private placement financings involving the issuance of preferred shares with specifically negotiated terms and conditions. When the Amendment is effected with the Secretary of State of Nevada, the terms of any Preferred Shares to be authorized, including dividend, interest rate, conversion rights and prices, redemption rights and prices, maturity dates and similar matters will be determined by our board of directors immediately prior to the time of issuance without shareholder approval.

Upon the effective date of the Amendment, our board of directors will be authorized to issue Preferred Shares that may be convertible into shares of our common stock, thereby diluting our current shareholders and putting downward pressure on our stock price.

As of the date of this Information Statement, we have not entered into any financing transaction. As a result, our board of directors cannot determine at this time what the rights and restrictions of the class or series of Preferred Shares will be or what the nature and approximate consideration that our company will receive upon the issuance of Preferred Shares.

As of the record date, we had 37,940,983 shares issued and outstanding.

DISSENTERS RIGHTS

Under Nevada law, stockholders are not entitled to dissenter’s rights of appraisal with respect to our company’s proposed Amendment to our Articles.

FINANCIAL AND OTHER INFORMATION

For more detailed information on our company, including financial statements, you may refer to our company’s Form 10-KSB/A and Form 10-QSB, filed with the SEC. Additional copies are available on the SEC’s EDGAR database at www.sec.gov or by calling our company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto authorized.

Counterpath Solutions, Inc.

By: /s/ Mark Bruk

Mark Bruk

Chief Executive Officer and Director

SCHEDULE A

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Counterpath Solutions, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The capital stock of this corporation shall consist of 415,384,500 shares of common stock with a par value of $0.001 and 100,000,000 Preferred Shares with a par value of $0.001. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exists or may hereafter be amended or supplemented, the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the board of directors.

3.          The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 50.6%

4.	Effective date of filing (optional):
5.	Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

CW1330958.1